Press Release

MaxLife Fund Corp. reaches an agreement with Brookdale Consulting Ltd. for $2,500,000 in financing.
Wednesday, Aug 29, 2007

NEW JERSEY, August 29th /PR News wire/ - MaxLife Fund Corp. (OTC: MXFD), is pleased to announce that they have reached an agreement with Brookdale Consulting Ltd. for up to $2,500,000 in financing.

MaxLife Fund Corp. will receive $500,000 from Brookdale Consulting Ltd. and will have the option to draw on the balance of $2,000,000 within the next six months. The term of the financing will be based on restricted shares and closing prices of each advance will be calculated at a premium to the market.

MaxLife Fund Corp. will use the proceeds to purchase Life Settlement Policies. MaxLife Fund Corp. is committed to accumulate a portfolio of Life Settlement Policies and becoming one of the leaders in the Life Settlement sector.

Bennett Kurtz, CEO stated; “We are extremely pleased to reach this favorable agreement with Brookdale Consulting Ltd. We believe this financing will enable us to reach our goal of aggregating a portfolio of Life Settlement Policies with exceptional value for our shareholders.”

MaxLife Fund Corp. is a fund designated to excel in the Life Settlement sector and to partner with revenue generating businesses that are profitable, in the health sector.
MaxLife is committed to create value for its shareholders by becoming one of the leading funds in the life and health sector.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this news release.